Clifton S. Rankin
General Counsel and Corporate Secretary

March 12, 2008

Mr. David Chapman
4171 Essen Lane
Baton Rouge, LA 70809

Dear Dave:

This letter will confirm the terms of your continued employment with The Shaw Group Inc. (the “Company”) as President of the Company’s Fabrication & Manufacturing Group.

•	Effective Date – September 1, 2007.

•	Term – Through August 31, 2009; provided that, unless either you or the Company provides at least 60 days’ notice prior to August 31, 2009 to the contrary, the Term shall automatically renew for an additional two-year period ending August 31, 2011.

•	Base Salary – $750,000 per year paid biweekly in arrears.

•	Annual Bonus – Participation in the Company’s management incentive plan, with a minimum bonus of $750,000 per fiscal year. Pro-rated if employment ends before end of any fiscal year.

•	Long Term Incentives – Participation in the Company’s long term incentive program.

•	Benefits – Participation in benefit programs on the same terms as outlined in your previous employment agreement.

•	Aircraft Reimbursement – The Company will reimburse you for operating expenses (e.g., fuel and hangar fees and pro rata portion of insurance and scheduled maintenance) incurred by you for the use of your personal aircraft for Company-approved business. Pro rated operating expenses will be based upon the actual usage for Company-approved business purposes compared to total usage as determined by quarterly review of aircraft log books. Total aircraft operating expenses subject to reimbursement hereunder shall not exceed an average of $400 per hour of flight time for Company-approved business over the Term.

Notwithstanding the foregoing, upon three months’ prior written notice, either you or the Company may terminate the Term, and upon such termination you agree to continue to provide services to the Company on a part-time basis under the terms below. This part-time employment arrangement replaces the consulting arrangement set forth in your March 8, 200[1] (2002) offer letter (as amended from time to time).

•	Term – Five years (unless you and the Company otherwise mutually agree in writing).

•	Compensation – $300,000 per year paid biweekly in arrears based upon a minimum of 20 hours of services per week. In the event that the Company requests hours in excess of 20 hours of services per week, the Company shall pay you $300.00 per hour for each additional hour.

•	Long Term Incentives – Long term incentives granted to you prior to expiration of the Term will continue to vest in accordance with the Company’s long term incentive program. You will not receive new grants of long term incentives during the part-time employment term.

•	Benefits – The Company shall provide medical and dental benefits to you and your dependents during the part-time employment term.

•	Services – At a minimum, you will review backlogs of all Fabrication & Manufacturing Group facilities once per month, participate in monthly financial reviews (via telephone conference), and review all project bids (at the buy stage) equal to or greater than $5 million in revenues.

•	Severance – In the event that you are terminated by the Company prior to the expiration of the part-time employment Term for any reason other than Misconduct or Disability (both as defined below), the Company shall pay you, subject to tax and other customary withholdings, (a) not later than 15 days after the date of termination, a lump sum amount, in cash, equal to the lesser of (i) $450,000 and (ii) an amount (the “Termination Payment Amount”) equal to the product of (x) $1,500,000, multiplied by (y) the remaining portion of the part-time employment Term (expressed as a percentage), and (b) on the first business day occurring after the date that is six months after the date of termination, a lump sum amount (if greater than zero), in cash, equal to (I) the Termination Payment Amount, minus (II) $450,000.

Notwithstanding anything to the contrary in this Agreement, in the event that you are terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the date of termination other than the payment of any unpaid part-time employment Compensation accrued through the date of termination. As used herein, the term “Misconduct” means:

(1)	(A) the material and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to a Disability) in a manner that is reasonably expected as appropriate for the position, which failure is not cured within 30 days from receipt by you of written notice from the Company that specifies the alleged failure;

(2)	the intentional misappropriation or attempted misappropriation by you of a material business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company;

(3)	the intentional misappropriation or attempted misappropriation by you of any of the Company’s funds or property; or

(4)	(A) the commission by you of a felony offense or a misdemeanor offense involving violent or dishonest behavior or (B) your engaging in any other conduct involving fraud or dishonesty.

If you shall have been absent from the full time performance of your duties with the Company for 120 consecutive calendar days as a result of your incapacity due to a Disability, your employment may be terminated by the Company. For the purposes of this Agreement, a “Disability” shall exist if:

(1)	you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(2)	you are, by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

If you are terminated due to a Disability prior to expiration of the part-time employment Term, you shall not be entitled to further compensation pursuant to this Agreement, except that the Company shall, for the period beginning with the date of termination and ending on the last day of the part-time employment Term, pay to your monthly the amount by which your monthly part-time Compensation exceeds the monthly benefit received by you pursuant to any disability insurance covering you.

In good faith, during the full-time employment Term, you will continue to develop and maintain a succession plan and identify, train and develop potential successors and key members of the Fabrication & Manufacturing Group’s management team.

Unless otherwise modified herein, the terms of the March 8, 200[1] (2002) offer letter (as amended from time to time) remain in effect.

Please indicate your agreement to the terms and conditions outlined above by signing and dating this letter in the space provided below, and return it to me.

Sincerely,

/s/ Clifton S. Rankin

Clifton S. Rankin

Agreed: /s/ David L. Chapman, Sr. Date: March 12, 2008 David L. Chapman, Sr.